UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

CANCERVAX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-50440 (Commission File Number)	52-2243564 (IRS Employer Identification No.)

2110 Rutherford Road, Carlsbad, CA (Address of Principal Executive Offices)	92008 (Zip Code)

Registrant’s telephone number, including area code: (760) 494-4200

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement and Item 3.02. Unregistered Sales of Equity Securities.

     On December 15, 2004, CancerVax Corporation (“the Company”) entered into a collaboration agreement (the “Agreement”) with Serono Technologies S.A., a Swiss corporation (“Serono”), in Geneva, Switzerland. Pursuant to the Agreement, the Company granted Serono a worldwide license under certain of the Company’s trademarks, patents and know-how to develop, manufacture, commercialize and use for the prevention and treatment of any human disease the Company’s investigational specific active immunotherapy product, Canvaxin™ (the “Product”). The license is co-exclusive with the Company in the United States, and exclusive to Serono in the rest of the world.

     Under the Agreement, the parties will use commercially reasonable efforts to jointly develop the Product worldwide. The parties will use commercially reasonable efforts to jointly commercialize and co-promote the Product in the United States, subject to certain minimum sales force and detail requirements, with the Company booking sales and distributing the Product. Serono has the right, and must use commercially reasonable efforts, to commercialize the Product outside the United States. The Company will initially supply the Product for commercial sale worldwide. Serono may later establish a second manufacturing site, primarily to source Product for sales outside the United States.

     In consideration for the arrangements under the Agreement, Serono will pay the Company $25 million and has granted the Company a license to certain Serono trademarks, patents and know-how in connection with the Product. The Company may also receive up to $253 million in milestone payments from Serono upon the achievement of certain development-, regulatory- and sales-based goals. Profits from sales of the Product in the United States, as well as certain expenses, will be shared equally between the parties. Serono will pay the Company a royalty on net sales of Product outside the United States. This royalty is subject to reduction by up to a set percentage upon the occurrence of certain events.

     In addition, an affiliate of Serono, Serono B.V., a Netherlands corporation, has agreed to purchase 1 million shares of the Company’s common stock (the “Shares”) for an aggregate purchase price of $12 million. The sale of the Shares is expected to occur within the next several days. The offer, sale and issuance of the Shares will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Rule 506 of Regulation D promulgated under the Securities Act, in that the issuance of the Shares to Serono, an accredited investor, will not involve a public offering. Serono has represented its intention to acquire the Shares for investment only and not with a view to or for sale in connection with any distribution thereof and an appropriate legend will be affixed to the certificate for the Shares. In connection with the sale of the Shares, the Company anticipates amending and restating its existing Investors’ Rights Agreement, pursuant to which the Company has previously granted registration rights to certain holders of its common stock, to make Serono a party to such agreement and to grant Serono certain registration rights with respect to the Shares.

     The Company will retain control over its patent portfolio and U.S. regulatory filings, including biologic license applications for the Product. Neither party may develop or commercialize certain categories of competing products for a defined term. The parties will conduct activities under the Agreement pursuant to agreed plans and budgets. Dispute resolution procedures provide for each party to have a casting vote on certain matters; however, certain key elements of the Agreement must be agreed by the parties without resort to such procedures.

     Serono has the right to terminate the Agreement for convenience upon 180 days’ prior notice. Either party may terminate for the material breach or bankruptcy of the other. The development or commercialization by Serono of a competing product gives CancerVax a right to terminate the Agreement; however, the development or commercialization by CancerVax of a competing product does not give Serono the right to terminate the Agreement, but instead results in CancerVax forfeiting its right to co-promote the Product in the United States. In the event of a termination of the Agreement, rights to the Product will revert to the Company. In certain circumstances, the Company will retain its license to Serono technology upon termination of the Agreement.

     The performance of Serono is guaranteed by its ultimate parent entity, Serono S.A., a Swiss corporation, pursuant to a letter of guarantee.

     A press release announcing this transaction is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release dated December 16, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCERVAX CORPORATION

Date: December 16, 2004	By:	/s/ David F. Hale

	Name:	David F. Hale
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 16, 2004.